Exhibit 99.1

HUNTER MARITIME ACQUISITION CORP.

FORM OF AUDIT COMMITTEE CHARTER

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Hunter Maritime Acquisition Corp. (the “Company”). The Audit Committee of the Board (the “Committee”) shall periodically review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization

The Committee assists the Board in its oversight of (1) the quality and integrity of the Company’s financial statements and its accounting, auditing and financial reporting practices, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s independent auditors and the Company’s internal audit function, if any, (5) the independent auditor’s annual audit of the Company’s financial statements and (6) the Company’s systems of disclosure controls and procedures and internal controls over financial reporting. It may also have such other duties as may from time to time be assigned to it by the Board and are required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), NASDAQ, or any other securities exchange on which the Company’s securities are listed for trading.

The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent auditors, any internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals and shall receive necessary funding from the Company for ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties. The Committee shall have the authority and shall receive necessary funding from the Company to retain special legal, accounting or other consultants or advisors employed by the Committee and shall obtain such advice and assistance from such special legal, accounting or other consultants or advisors as the Committee deems necessary. The Committee shall have sole authority to approve related fees and retention terms. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the independent auditors to the Company.

The membership of the Committee shall consist of at least one director that is appointed to the Committee by the Board. All the Committee members will meet the independence and experience requirements of NASDAQ or any other securities exchange on which the Company’s securities are listed for trading and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, as are applicable to the Company as a “foreign private issuer.” Each member of the Committee will be financially literate, as such qualification is interpreted by the Board in its business judgment, or become financially literate within a reasonable time after appointment to the Committee. At least one member of the Committee will have accounting or related financial management expertise, qualifying as an “audit committee financial expert,” as such qualification is interpreted by the Board in its business judgment. The designation or determination by the Board of a person as an Audit Committee financial expert will not impose on such person individually, on the Committee, or on the Board as a whole, any greater duties, obligations or liability than would exist in the absence of such designation or determination.

One member of the Committee may be designated as Chairman, who shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the lead independent audit partner and the director of internal audit, if applicable. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

The Committee shall meet in person or telephonically as often as it deems necessary in order to perform its responsibilities, but not less than four times annually. The Committee shall also periodically meet with the Company’s management, any internal auditors and independent auditors separately from the Board. A majority of the Committee members currently holding office shall constitute a quorum for the transaction of business. The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting. For the avoidance of doubt, if the Committee is comprised of one or two members, all actions of the Committee shall require the vote of all members. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities. The Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee when appropriate.

Responsibilities

The Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department, if any, are responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements.

The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Committee members; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations.

Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

•	The appointment, replacement, retention, compensation, evaluation and oversight of the work of the independent auditors to be retained to audit the annual financial statements of the Company and review the quarterly financial statements of the Company, and approve in advance the scope and costs of such audit and non-audit services to be provided by the independent auditors.

•	Annually evaluating the performance and qualification of the independent auditors, assessing the independence of such auditors and verifying the rotation of the lead audit partner.

•	Meeting with the independent auditors regarding independent audits and the adequacy of the Company’s internal accounting and control systems.

•	Annually obtaining and reviewing the independent auditor’s formal written statement describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors, and shall consider whether the independent auditors’ provision of information technology consulting and other non-audit services to the Company, if any, is compatible with the auditors’ independence. The Committee shall recommend that the Board take appropriate actions to satisfy itself as to the auditors’ independence.

•	Reviewing the annual audited financial statements and interim financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under the Statement of Auditing Standards, consideration of the quality of the Company’s accounting principles as applied in its financial reporting, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such discussions shall also include, to the extent applicable, a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of critical accounting policies and alternative treatments of financial information, review of audit adjustments, review of financial risk exposures that may have a material impact on the Company’s financial statements and the policies and steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, and its confirmation that management believes the financial statements to be included in the Company’s annual report contain no materials misstatements the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in any Annual Report of the Company on Form 20-F or any successor form thereto (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 20-F or successor form).

•	Reviewing management’s report on internal control and independent auditor’s attestation on management’s assertions to the extent they are required under the Sarbanes-Oxley Act of 2002.

•	Preparing annually a report to be included in any proxy statement of the Company as required by the rules of the SEC, and submitting such report to the Board for approval.

•	Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and, to the extent applicable, review of the quarterly earnings releases other quarterly financial information and reports, and the nature and rigor of the audit and quarterly review process, receiving and reviewing audit and applicable quarterly reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out the audit, including any restrictions placed on the scope of the audit or difficulties obtaining any required information, reviewing with the independent auditors and management any management letters provided by the auditors and the Company’s response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters. The Committee shall undertake to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

•	Discussing with management the financial statements proposed to be included in the Company’s annual report on Form 20-F and obtaining assurance from management that such financial statements contain no material misstatements or omissions and obtaining from the independent auditors confirmation that, in the course of their audit, no material misstatements were detected.

•	Providing oversight of the Company’s auditing, accounting and financial reporting principles, policies, controls, procedures and practices, and reviewing significant changes to the foregoing as suggested by the independent auditors, any internal auditors or management.

•	Establishing procedures for the receipt, retention and treatment of complaints from the Company’s employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters.

•	Establishing clear hiring policies for employees or former employees of the independent auditors.

•	Annually obtaining from the independent auditors a formal written statement of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year.

•	Discussing with management and independent auditors earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discussing with management policies with respect to risk assessment and risk management.

•	Discussing with management at least twice annually and with the independent auditors at least annually the quality and adequacy of the Company’s internal audit controls and procedures and, if applicable, the internal audit function’s organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to any internal audit activities, including review of significant reports prepared by any internal auditors, and management’s response.

•	Establishing and implementing policies and procedures for the Committee’s review and approval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K).

•	Discussing at least annually with management and the Company’s counsel (i) any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, (ii) any material reports or inquiries from regulatory or governmental agencies and (iii) the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs.

•	Reviewing and making recommendations to the Board on the Company’s annual budget.

•	Reviewing on a quarterly basis all payments that were made to the Company’s sponsor, officers or directors or the Company’s or their affiliates.

•	Monitoring compliance on a quarterly basis with the terms of the Company’s initial public offering, and taking action to rectify noncompliance and cause compliance with the terms of the initial public offering.

•	Reviewing and approving all payments to the Company’s initial shareholders (as such term is used in the Company’s initial registration statement filed with the SEC), executive officers or directors and their respective affiliates, other than payments of up to $10,000 per month payable under an administrative services agreement by and between the Company and the Company’s sponsor, or an affiliate thereof.

•	Assessing periodically and at least annually the Company and its subsidiaries’ compliance with any regulatory financial commitments.

•	Applying and interpreting the Company’s Code of Ethics and performing the functions assigned to the Committee under the Code of Ethics.

•	When deemed necessary or appropriate, commencing and overseeing any investigation into any matters within the scope of the Committee’s responsibilities and retaining independent counsel, accountants and other professional advisors and experts to assist the Committee in such investigation to the extent deemed appropriate.

•	Regularly reporting its activities to the full Board and making such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.

•	Engaging in an annual self-assessment with the goal of continuing improvement.